Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (No. 333-183812) on Form S-8 of Xhibit Corp. of our report dated April 17, 2013, relating to our audits of the consolidated financial statements of Skymall Holding Corp. and Subsidiary as of and for the years ended December 31, 2012 and 2011, included in this Current Report on Form 8-K/A.

/s/ McGladrey LLP

Phoenix, Arizona
August 1, 2013